Exhibit 99.1

FOR IMMEDIATE RELEASE

October 8, 2020

ART’S WAY MANUFACTURING ANNOUNCES 10% YEAR OVER YEAR INCREASE IN SALES FOR THE FIRST NINE MONTHS OF FISCAL 2020

ARMSTRONG, IOWA, October 8, 2020 – Art’s Way Manufacturing Co., Inc. (Nasdaq: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for the third quarter and year to date fiscal 2020.

	For the Three Months Ended
	(Consolidated)
	August 31, 2020	August 31, 2019
Sales	$6,465,000	$5,504,000
Operating (Loss)	$(513,000)	$(305,000)
Net (Loss)	$(424,000)	$(289,000)
EPS (Basic)	$(0.10)	$(0.07)
EPS (Diluted)	$(0.10)	$(0.07)

Weighted Average Shares Outstanding:
Basic	4,426,850	4,309,587
Diluted	4,426,850	4,309,587

	For the Nine Months Ended
	(Consolidated)
	August 31, 2020	August 31, 2019
Sales	$16,937,000	$15,375,000
Operating (Loss)	$(1,908,000)	$(1,397,000)
Net (Loss)	$(1,663,000)	$(1,251,000)
EPS (Basic)	$(0.38)	$(0.29)
EPS (Diluted)	$(0.38)	$(0.29)

Weighted Average Shares Outstanding:
Basic	4,381,686	4,285,335
Diluted	4,381,686	4,285,335

Sales: Our consolidated corporate sales for the three- and nine-month periods ended August 31, 2020 were $6,465,000 and $16,937,000, respectively, compared to $5,504,000 and $15,375,000 during the same respective periods in fiscal 2019, a $961,000, or a 17.5%, increase for the three months and a $1,562,000, or 10.2%, increase for the nine months. The three month increase in sales is due to increased sales from our agricultural products and modular building segments while our tools segment showed a decrease in sales for this period. All three segments showed increased sales for the nine months ended August 31, 2020.

Our third quarter sales in our agricultural products segment were $3,671,000 compared to $3,194,000 during the same period in fiscal 2019, an increase of $477,000, or 14.9%. Our year-to-date agricultural product sales were $9,695,000 compared to $9,441,000 during the same period in fiscal 2019, an increase of $254,000, or 2.7%. At the end of our first quarter of fiscal 2020, our sales were up 13.1% in the agricultural products segment from the prior year. We were on track for a strong year and then the COVID-19 pandemic hit, which decreased our sales 15.6% in the second quarter of fiscal 2020 compared to the second quarter of fiscal 2019. Our third quarter provided another strong sales showing with an increase of 14.9% over the third quarter of fiscal 2019. We attribute the increased sales success to gained market share for our dump box product line and improved design of our manure spreader line. The addition of key employees to our sales and marketing team over the past year has also contributed to our recent sales success. Gross margin for our agricultural products segment for the nine-month period ended August 31, 2020 was 21.3% compared to 15.7% for the same period in fiscal 2019. Our increased gross margin in fiscal 2020 reflects continuous improvement initiatives enacted in fiscal 2019 that have increased our workforce efficiency. Another contributing factor was our ability to increase our standard gross profit margin by 5% through price increases, strategic product offerings and product eliminations.

Our third quarter sales in our modular buildings segment were $2,319,000 compared to $1,802,000 for the same period in fiscal 2019, an increase of $517,000, or 28.7%. Our year-to-date sales in our modular buildings segment were $5,575,000 compared to $4,382,000 for the same period in fiscal 2019, an increase of $1,193,000, or 27.2%. The increase for the quarter and the year-to-date is largely due to progress on a sizeable research laboratory contract. Gross margin for the three- and nine- month periods ended August 31, 2020 was 2.4% and 8.6%, respectively, compared to 20.0% and 14.7% for the same respective periods in fiscal 2019. The decreased gross margin was in part expected due to a lower initial profit margin on the sizeable research laboratory job but has also been amplified with unexpected costs to finish the project on site.

Our tools segment had sales of $475,000 and $1,667,000 during the three- and nine-month periods ended August 31, 2020, respectively, compared to $508,000 and $1,552,000 for the same respective periods in fiscal 2019, a 6.5% decrease and a 7.4% increase, respectively. The decrease for the quarter is due a slowdown of our oil and gas industry and pipe tool business related to the COVID-19 pandemic. We have not seen signs of recovery yet in these industries. The increase year-to-date is due to the addition of a large volume OEM customer that was added to our product offering in the third quarter of fiscal 2019. This customer has offered us stability to counteract the unpredictability of oil and gas industry demands. Gross margin was 17.1% and 21.1% for the three- and nine-month periods ended August 31, 2020, respectively, compared to 28.0% and 28.4% for the same respective periods in fiscal 2019. Our decreased gross margin is due to the addition of labor and overhead as we continue to fully integrate our OEM customer’s product line into our manufacturing facility.

Net Loss: Consolidated net loss was $(424,000) for the three-month period ended August 31, 2020 compared to net loss of $(289,000) for the same period in fiscal 2019. Our consolidated net loss for the nine months ended August 31, 2020 was $(1,663,000) compared to $(1,251,000). Despite the increased net loss for the three and nine months we did show substantial operational improvement. Our sales were up for the three and nine months ended August 31, 2020 in all three of our segments. Our gross profit as a percentage of sales was up 5.8% and 5.6% for the three and nine months ended August 31, 2020, respectively, in our largest segment, agricultural products. While we did report an increased net loss for the year, we did incur large, mostly non-recurring administrative expenses including approximately $133,000 of recruitment expense for management recruitment, dual management salaries of approximately $68,000 as we transitioned our Chief Executive Officer and director of materials positions, approximately $54,000 for the implementation of our OEM customer’s product line in the tools segment, and additional expense of $280,000 that includes stock granted to new management staff, payout of employment agreements and bonus accruals for incentives offered by the Compensation Committee of the Board for fiscal 2020 targets. We also had $197,000 of pandemic-related expense related to employment rewards for keeping our operations running safely during the COVID-19 pandemic. The additional COVID-19 expenses were offset with the award of a Paycheck Protection Program loan of approximately $1.2 million that we believe will be fully forgiven. We are pleased with the strides we have made operationally and don’t believe the bottom line accurately reflects the Company’s achievements over the past few years. Without the additional non-recurring administrative expenses, we would have shown significant bottom line improvement for the nine months ended August 31, 2020 compared to the same period in fiscal 2019.

Loss per Share: Loss per basic and diluted share for the third quarter of fiscal 2020 was $(0.10), compared to loss per basic and diluted share of $(0.07) for the same period in fiscal 2019. Loss per basic and diluted share for the nine months ended August 31, 2020 was $(0.38), compared to loss per basic and diluted share of $(0.29) for the same period in fiscal 2019.

Chairman of the Art’s Way Board of Directors, Marc H. McConnell reports, “In a year with much disruption and many challenges we were encouraged to see several significant positive trends in the third quarter. Meaningful top-line growth, margin expansion, and improvements in operational efficiency are key gains that we seek to continue to realize in the quarters ahead. While several non-recurring expenses have surely impacted bottom-line results, we trust that these investments will help us move the business forward and build shareholder value long-term.

Our outlook remains cautious and we remain focused on building the business while managing our balance sheet and expenses in a way that will help us navigate the uncertain landscape moving forward.”

Art’s-Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of Art’s-Way’s business. Art’s-Way has three reporting segments: agricultural products; modular buildings; and tools.

For more information, contact: David King, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit our website at www.artsway-mfg.com/

Cautionary Statements

This release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) the impact of cost-cutting measures; (iii) future results, including the timing of increased performance; (iv) the impact of the COVID-19 pandemic; and (v) the benefits of our business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions; the ongoing COVID-19 pandemic; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. We caution readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.